Exhibit 8.1

July 7, 2009

Board of Directors

Eastern Virginia Bankshares, Inc.

330 Hospital Road

P.O. Box 1455

Tappahannock, Virginia 22560

Re:	Tax Opinion – Merger of First Capital Bancorp, Inc. with and into Eastern Virginia Bankshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to Eastern Virginia Bankshares, Inc. (“Eastern Virginia” or the “Company”) in connection with the review and analysis of that certain registration statement (the “Registration Statement”) on Form S-4 filed by Eastern Virginia with the Securities and Exchange Commission (the “Commission”), which relates to the registration under the Securities Act of 1933 (the “Securities Act”) of up to 3,199,158 shares of the Company’s common stock, par value $2.00 per share, issuable pursuant to the Agreement and Plan of Merger, dated April 3, 2009, between Eastern Virginia and First Capital Bancorp, Inc.

We have reviewed and analyzed the discussion set forth in the Registration Statement entitled “Certain Federal Income Tax Consequences of the Merger,” and, in our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Williams Mullen

WILLIAMS MULLEN

A Professional Corporation

North Carolina     •     Virginia     •     Washington, D.C.     •     London

Two James Center     1021 East Cary Street (23219)     P.O. Box 1320     Richmond, VA 23218-1320     Tel: 804.643.1991     Fax: 804.783.6507     www.williamsmullen.com